Exhibit 99.1

Brooklyn ImmunoTherapeutics Announces Second Quarter 2021 Financial Results

NEW YORK– August 12, 2021 – Brooklyn ImmunoTherapeutics, Inc. (NYSE American: BTX) (“Brooklyn”), a biopharmaceutical company focused on exploring the role that gene editing/cell and cytokine therapy can have in treating patients with cancer, blood disorders, and monogenic diseases, today announced financial results for the quarter ended June 30, 2021.

Financial and corporate highlights for the quarter ended June 30, 2021 and subsequently include the following:
•
Completed the acquisition of Novellus Therapeutics Limited (“Novellus”) in July 2021. Novellus is developing next‑generation engineered mesenchymal stem cell (“MSC”) therapies using patented mRNA-based cell reprogramming and gene editing technologies licensed from Factor Bioscience (“Factor”).

•
Raised nearly $51 million through equity line sales of common stock for general corporate purposes, including working capital to be used to enhance the development of the mRNA gene editing and cell therapies technology recently licensed from Factor.

•	Appointed Jay Sial as chief administrative officer and Kevin D’Amour, Ph.D. as chief scientific officer.
•	Established a research and development center in Cambridge, Massachusetts, to pursue its mRNA-based gene editing and cellular therapies, co-locating with Factor.

Howard Federoff, M.D., Ph.D., Brooklyn’s President and Chief Executive Officer, commented, “The second quarter advanced the evolution of Brooklyn ImmunoTherapeutics from being a cytokine-focused immunotherapeutics company to a platform company with a pipeline of next-generation engineered cellular, gene editing and cytokine products.  This was in no small measure due to the acquisition of Novellus, which enables us to utilize the full range of the MSCs they have developed with no restriction on fields of use.  By combining these with our licensed mRNA-based cell reprogramming and gene editing technology from Factor Bioscience, we believe we can create a platform technology that will lead to a family of product candidates in varying stages of development from target selection to research and preclinical, including one in the respiratory area that is in the IND-enabling stage.”

“Further, we believe we are positioned to develop a variety of gene-modified products using this platform, which ultimately could help solve problems of treating certain conditions that to date have confounded science, including potential treatments for a set of solid tumors, autoimmune disorders where inflammation is a prominent feature, and addressing multiple issues in the liver, the brain and the eye, as well as applying that technology again to iPSCs for a multitude of applications,” continued Dr. Federoff.

“The quarter also resulted in creating a strong balance sheet and a growing in-licensed intellectual property portfolio,” said Dr. Federoff. “Following the Novellus acquisition, we had approximately $25 million of cash on hand, which we estimate will fund our operations and expansion through the end of 2023,” Dr. Federoff continued. “We are awaiting the readout of our Phase 2b trial for neoadjuvant head and neck cancer with our original asset, IRX-2 human-derived cytokines, during the first half of 2022. Additionally, we have multiple investigator-driven trials in a number of additional cancer types, and additional planned studies in 2022 and 2023.”

“We have made a considerable investment in ensuring that we have the right people in place, and with the addition of our new chief scientific officer Dr. Kevin D’Amour and new chief administrative officer Jay Sial.  Now it’s time for us to begin to execute on these ambitious plans that this next-generation version of Brooklyn ImmunoTherapeutics promises,” concluded Dr. Federoff.

Financial Results for Quarter Ended June 30, 2021

Operating expenses for the quarter ended June 30, 2021 were $10.1 million, as compared to operating expenses for the quarter ended June 30, 2020 of $2.0 million.

Research and development expenses increased to $5.4 million for the quarter ended June 30, 2021 compared to $1.0 million in the quarter ended June 30, 2020.  Research and development expenses increased due to upfront payments associated with licensed technology, increased clinical trial expenses, and stock-based compensation for the issuance of equity awards.  Brooklyn expects research and development expenses to continue to grow as it expands its clinical trial activities.

General and administrative expenses increased to $4.6 million in the second quarter of 2021 compared to $1.0 million during the same period in 2020.  The quarter-over-quarter increase in general and administrative expense was primarily related to increased legal, accounting and consulting fees associated with merger and acquisition activity, costs associated with being a publicly traded company, and increased stock-based compensation resulting from the issuance of equity awards.  Brooklyn expects general and administrative expenses to continue to increase in future periods as it increases its business activities and incurs costs associated with being a publicly traded company.

Net loss for the quarter ended June 30, 2021 was $(27.8) million, as compared to $(3.1) million for the quarter ended June 30, 2020.

As of June 30, 2021, Brooklyn ImmunoTherapeutics had $50.2 million in cash, of which approximately $23.0 million was paid as partial consideration for the acquisition of Novellus on July 16, 2021.

About Brooklyn ImmunoTherapeutics

Brooklyn is focused on exploring the role that cytokine, gene editing, and cell therapy can have in treating patients with cancer, blood disorders, and monogenic diseases.

Brooklyn’s most advanced program is IRX-2, a human cell-derived cytokine therapy, studying the safety and efficacy of IRX-2 in patients with head and neck cancer in Phase 2B. In a Phase 2A clinical trial in head and neck cancer, IRX-2 demonstrated an overall survival benefit. Additional studies are either underway or planned in other solid tumor cancer indications.

Brooklyn has multiple next-generation cell and gene-editing therapies in preclinical development for various indications including acute respiratory distress syndrome, solid tumor indications, as well as in vivo gene-editing therapies for rare genetic diseases. For more information about Brooklyn and its clinical programs, please visit www.BrooklynITx.com.

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FINANCIAL TABLES FOLLOW

BROOKLYN IMMUNOTHERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets:
Cash	$50,164,673	$1,630,455
Tax receivable	23,303	-
Prepaid expenses and other current assets	1,753,197	102,322
Total current assets	51,941,173	1,732,777
Property and equipment,net	582,041	594,106
Right-of-use assets - operating leases	2,767,804	2,092,878
Goodwill	2,043,747	2,043,747
In-process research and development	6,860,000	6,860,000
Security deposits and other assets	514,881	453,252
Total assets	$64,709,646	$13,776,760

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$3,679,311	$1,275,223
Accrued expenses	1,916,126	1,051,020
Loans payable	410,000	410,000
PPP loan, current	309,905	115,972
Operating lease liabilities, current	383,923	273,217
Other current liabilities	985,233	-
Total current liabilities	7,684,498	3,125,432
Contingent consideration	19,290,000	20,110,000
Operating lease liabilities, non-current	2,529,422	1,905,395
PPP loan, non-current	-	193,933
Other liabilities	22,863	22,863
Total liabilities	29,526,783	25,357,623

Stockholders' and members' equity (deficit):
Class A membership units	-	23,202,005
Class B membership units	-	1,400,000
Class C membership units	-	1,000,000
Common units	-	197,873
Common stock, $0.005 par value, 100,000,000 shares authorized, 44,707,382 issued and outstanding at June 30, 2021; no shares issued and outstanding at December 31, 2020.	223,537	-
Series A preferred stock	781	-
Additional paid-in capital	100,134,743	-
Accumulated deficit	(65,176,198)	(37,380,741)
Total stockholders' and members' equity (deficit)	35,182,863	(11,580,863)

Total liabilities and stockholders' and members' equity (deficit)	$64,709,646	$13,776,760

BROOKLYN IMMUNOTHERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Operating expenses:
Research and development	5,392,777	985,081	6,912,410	1,376,140
General and administrative	4,620,353	1,034,120	6,256,910	1,657,595
Transaction costs	-	-	5,765,407	-
Change in fair value of contingent consideration	-	-	(820,000)	-
Total operating expenses	10,013,130	2,019,201	18,114,727	3,033,735

Loss from operations	(10,013,130)	(2,019,201)	(18,114,727)	(3,033,735)

Other expenses:
Loss on sale of NTN assets	(50,000)	-	(9,648,173)	-
Other expense, net	(22,187)	(14,245)	(24,751)	(18,923)
Total other expenses	(72,187)	(14,245)	(9,672,924)	(18,923)

Net loss	(10,085,317)	(2,033,446)	(27,787,651)	(3,052,658)

Series A preferred stock dividend	(7,806)	-	(7,806)	-

Net loss attributable to common stockholders	$(10,093,123)	$(2,033,446)	$(27,795,457)	$(3,052,658)

Net loss per common share - basic and diluted	$(0.24)	$(0.12)	$(0.79)	$(0.17)

Weighted average shares outstanding - basic and diluted	42,448,188	17,583,489	35,187,292	17,542,750

BROOKLYN IMMUNOTHERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
	2021	2020
Cash flows used in operating activities:
Net loss	$(27,787,651)	$(3,052,658)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	63,485	47,638
Stock-based compensation	1,573,393	45,468
Amortization of right-to-use asset	148,702	-
Transaction costs - shares to Financial Advisor	5,765,407	-
Loss on sale of NTN assets	9,648,173	-
Change in fair value of contingent consideration	(820,000)	-
Changes in operating assets and liabilities:
Account receivable	4,680	-
Prepaid expenses and other current assets	(1,509,284)	(79,175)
Security deposits and other non-current assets	(26,909)	(84,915)
Accounts payable and accrued expenses	2,844,135	(942,836)
Operating lease liability	(138,895)	(468)
Other liabilities	-	10,324
Net cash used in operating activities	(10,234,764)	(4,056,622)
Cash flows provided by (used in) investing activities:
Purchase of property and equipment	-	(26,177)
Purchase of NTN, net of cash acquired	147,262	-
Proceeds from the sale of NTN assets, net of cash disposed	118,594	-
Net cash provided by (used in) investing activities	265,856	(26,177)
Cash flows provided by financing activities:
Net proceeds of common stock issued to Lincoln Park	48,524,918	-
Proceeds from the exercise of stock options	10,202	-
Proceeds from loans payable	-	309,905
Repayment of NTN's PPP Loan	(531,994)	-
Proceeds from sale of members' equity	10,500,000	3,858,750
Net cash provided by financing activities	58,503,126	4,168,655
Net increase in cash and cash equivalents	48,534,218	85,856
Cash and cash equivalents at beginning of period	1,630,455	5,100,819
Cash and cash equivalents at end of period	$50,164,673	$5,186,675

Supplemental disclosures of cash flow information:
Cash paid during the period for:

Interest	$-	$-

Income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Issuance of common stock for Series A preferred stock dividend	$7,806	$-

Issuance of Common Stock for business combination	$8,177,457	$-

Forfeiture of unvested restricted stock	$(60)	$-

Preferred shares issued in connection with reverse merger	$781	$-

Initial measurement of ROU assets and liabilities	$873,629	$-

Forward-Looking Statements

The third, fourth and fifth paragraphs of this release and the second and third paragraphs under the heading “Financial Results for Quarter Ended June 30, 2021” contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that are not statements of historical fact and may be identified by terminology such as “believe,” “could,” “estimate,” “plan,” “possible,” “potential,” “project,” “will” or other similar words. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those stated or implied in any forward-looking statement as a result of various factors, including, but not limited to, uncertainties related to: (i) the evolution of Brooklyn’s business model into a platform company focused on cellular, gene editing and cytokine programs; (ii) Brooklyn’s ability to successfully, cost-effectively and efficiently develop its technology and products; (iii) Brooklyn’s ability to successfully commence clinical trials of any products on a timely basis or at all; (iv) Brooklyn’s ability to successfully fund and manage the growth of its development activities; (v) Brooklyn’s ability to obtain regulatory approvals of its products for commercialization; and (vi) uncertainties related to the impact of the COVID-19 pandemic on the business and financial condition of Brooklyn, including on the timing and cost of its clinical trials. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this communication speak only as of the date on which they were made, and Brooklyn does not undertake any obligation to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date hereof, except as may be required by applicable law or regulation.  Factors that may impact Brooklyn's success are more fully disclosed in Brooklyn's periodic public filings with the U.S. Securities and Exchange Commission, particularly under the heading “Risk Factors.”

Investor Relations Contact:
CORE IR
516-222-2560
investors@brooklynitx.com

Media Contact:
Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com